Exhibit 99.1

Span-America Reports Sales and Earnings Growth for Third Quarter of Fiscal 2011

GREENVILLE, S.C.--(BUSINESS WIRE)--July 28, 2011--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the third fiscal quarter ended July 2, 2011. Net income for the third quarter of fiscal 2011 rose to $1.0 million, or $0.36 per diluted share, compared with $945,000, or $0.33 per diluted share, in the third quarter of fiscal 2010. Net sales for the third quarter of fiscal 2011 increased to $13.7 million compared with $13.2 million in the third quarter of fiscal 2010.

“Span-America reported growth in sales from both of our major product segments in the third quarter,” stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. “Our growth in net income came from higher sales volume and lower operating costs compared with the third quarter of last year. This was our first quarter this fiscal year to report increases in both sales and net income. We remain optimistic about continued growth opportunities based on a higher number of requests for quotes from medical customers and positive customer response to new consumer sales programs and promotions.”

Third Quarter Results

Sales for the third quarter of fiscal 2011 increased 4% to $13.7 million compared with $13.2 million in the third quarter of last year. The increase in third quarter sales was due to higher volume in both the medical and custom products segments. The majority of sales growth occurred in the consumer product lines, which are part of our custom products business. Consumer sales increased 12% to $4.0 million compared with $3.6 million in the third quarter last year due to a successful sales program with a new retail customer and steady growth in our consumer Internet sales. All of our consumer products are sold through our long-time marketing and distribution partner, Louisville Bedding Company.

Within the custom products segment, industrial sales were down 1% in the third quarter of fiscal 2011 to $825,000 compared with $837,000 in the third quarter last year. The decline in industrial sales was due to the loss last year of a portion of our business with a customer in the water sports market. However, the lost business was almost fully offset by continued sales growth to customers in the automotive and packaging markets. Our industrial sales to the automotive market have shown steady growth for the past four quarters.

Medical sales were $8.8 million in the third quarter of fiscal 2011, up 1% compared with $8.7 million in the third quarter last year. The majority of the sales growth in the medical segment came from our lines of therapeutic support surfaces, where sales increased 2% to $5.5 million compared with $5.4 million in the third quarter last year. Within the therapeutic support surface line, most of the sales growth came from our newly introduced Custom Care® product line, which generated $274,000 in third quarter sales. In addition, sales of our Geomattress® line of therapeutic support surfaces rose 11% compared with the third quarter last year. Geomattress sales have remained strong during the recession due to their lower price point compared with our high-end PressureGuard® powered products.

“We are encouraged by the recent growth in medical product sales,” continued Mr. Ferguson. “Although it was modest, we are particularly pleased to see sales growth in our lines of therapeutic support surfaces, which make up the largest part of our medical business. The growth was largely due to our new Custom Care product line, which we introduced earlier this year.”

Sales performance among the other medical product lines was mixed. Seating sales increased by 1%, Selan® skin care sales were up by 3%, and sales of our Risk Manager™ fall protection products rose by 6% during the third quarter. The sales growth in these product lines was mostly offset by lower sales of mattress overlays that were down by 7% compared with the third quarter of last fiscal year. Sales of patient positioners were level with the prior fiscal year.

Gross profit for the third quarter was level at $4.7 million compared with the prior year’s third quarter; however, gross margin declined to 34.5% in the third quarter this year compared with 35.8% last year. The decrease in margin was due to higher sales growth in the lower-margin custom products segment, a slight shift in the medical sales mix toward lower margin product lines, and higher raw material costs primarily in the medical segment.

Total operating expenses were down 4% to $3.2 million in the third quarter of fiscal 2011 due to lower administrative expenses and R&D costs. Selling and marketing expenses were level compared with the prior year’s third quarter. Research and development expenses declined by 19% compared with the third quarter of 2010 due to the completion last fiscal year of several new-product development projects that involved contracted services. Administrative expenses decreased 12% to $773,000 from $877,000 in the third quarter last year mainly due to a change in cash value of life insurance, which reduced expenses by $11,000 in the third quarter this year compared with a $71,000 increase in expenses in the third quarter last year.

Operating income increased 11% to $1.5 million from $1.4 million in the year-ago quarter. Third quarter net income increased 8% to $1.0 million, or $0.36 per diluted share, compared with $945,000, or $0.33 per diluted share, in the third quarter of 2010. Higher sales volume and reduced R&D and administrative expenses contributed to the increases in third quarter operating income and net income.

Year-to-Date Results

For the first nine months of fiscal 2011, net sales increased 1% to $38.9 million compared with $38.6 million in the same period last year due to growth from the consumer portion of the custom products segment.

Custom products segment sales increased 12% to $13.1 million in the first nine months of fiscal 2011 compared with $11.7 million for the same period last year. Consumer sales rose 15% to $10.8 million from $9.4 million for the year-to-date period due mainly to a sales program with a new customer that began in the fourth quarter of fiscal 2010. Industrial sales were approximately level at $2.3 million for the year-to-date periods in fiscal 2011 and 2010.

Medical sales were $25.8 million for the first nine months of fiscal 2011, down 4% compared with $26.9 million in the first nine months of fiscal 2010. The decline in medical sales was due primarily to lower volume of therapeutic support surfaces, partially offset by growth in sales of other medical products. Therapeutic support surfaces sales were down 8% through the first three quarters of fiscal 2011 compared with the same period in fiscal 2010. Most of the year-to-date decline in sales of therapeutic support surfaces was due to sluggish demand for our high-end PressureGuard powered products, which we believe was related to the recession. In other medical product lines, sales of mattress overlays declined by 8%, seating product sales were down 1%, Selan skin care sales were flat, patient positioner sales increased by 2%, and sales of the Risk Manager bedside safety mat were up by 29% through the first three quarters of fiscal 2011.

Net income for the first nine months of fiscal 2011 decreased 16% to $2.8 million, or $0.98 per diluted share, compared with $3.3 million, or $1.17 per diluted share, in the same period of fiscal 2010. The year-to-date decline in earnings was due to lower medical sales volume and a less profitable sales mix.

Outlook for Fiscal 2011

“We believe sales and earnings in the fourth quarter of fiscal 2011 will be similar to our fourth quarter results last year, which should also result in improved performance on a sequential quarter basis,” stated Mr. Ferguson. “We are encouraged that we have recently seen more customer requests for quotations and other signs of increased demand for our products in the medical market. We believe this increased interest could develop into higher medical sales over the next several quarters. Customer activity and demand in the custom products segment also appear to have improved during the last several quarters. However, our gross margin will be under pressure from higher raw material costs, which began to affect us late in the third fiscal quarter. We will work to dampen the impact of raw material cost increases through a combination of actions targeted at preserving our margins,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, Risk Manager™ and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the potential for volatile pricing conditions in the market for polyurethane foam, (d) raw material cost increases, (e) the potential for lost sales due to competition from low-cost foreign imports, (f) changes in relationships with large customers or key suppliers, (g) the impact of competitive products and pricing, (h) government reimbursement changes in the medical market, (i) FDA regulation of medical device manufacturing, and (j) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	July 2,	July 3,		July 2,	July 3,
	2011	2010	% Chg	2011	2010	% Chg

Net sales	$13,694,857	$13,161,929	4%	$38,855,873	$38,551,516	1%
Cost of goods sold	8,975,282	8,451,604	6%	25,356,974	24,046,448	5%
Gross profit	4,719,575	4,710,325	0%	13,498,899	14,505,068	-7%
	34.5%	35.8%		34.7%	37.6%

Selling and marketing expenses	2,250,415	2,246,674	0%	6,542,815	6,520,811	0%
Research and development expenses	162,486	201,306	-19%	495,585	717,291	-31%
General and administrative expenses	773,425	876,509	-12%	2,286,446	2,366,268	-3%
	3,186,326	3,324,489	-4%	9,324,846	9,604,370	-3%

Operating income	1,533,249	1,385,836	11%	4,174,053	4,900,698	-15%
	11.2%	10.5%		10.7%	12.7%

Non-operating income:
Investment income and other	5,198	25,439	-80%	14,394	47,658	-70%
Income before income taxes	1,538,447	1,411,275	9%	4,188,447	4,948,356	-15%

Provision for income taxes	516,000	466,000	11%	1,399,000	1,633,000	-14%

Net income	$1,022,447	$945,275	8%	$2,789,447	$3,315,356	-16%
	7.5%	7.2%		7.2%	8.6%

Net income per share of common stock:
Basic	$0.37	$0.34	7%	$1.01	$1.21	-17%
Diluted	0.36	0.33	9%	0.98	1.17	-16%

Dividends per common share (1)	$0.11	$1.10	-90%	$0.31	$1.30	-76%

Weighted average shares outstanding:
Basic	2,789,074	2,746,268	2%	2,772,257	2,731,087	2%
Diluted	2,843,119	2,853,176	0%	2,836,709	2,842,357	0%

Supplemental data:
Depreciation expense	$182,701	$189,688	-4%	$540,764	$561,286	-4%
Amortization expense	24,380	17,258	41%	62,635	53,861	16%

(1) Dividends for the three and nine month periods ended July 3, 2010 include a special dividend of $1.00 per share.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	July 2,	Oct. 2,
	2011	2010
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$894,491	$781,195
Securities available for sale	5,400,822	3,701,511
Accounts receivable, net of allowances	7,104,187	7,129,352
Inventories, net	4,762,530	4,135,379
Deferred income taxes	667,000	667,000
Prepaid expenses	198,323	430,935
Total current assets	19,027,353	16,845,372

Property and equipment, net	5,315,216	5,684,797
Goodwill	1,924,131	1,924,131
Other assets	2,950,387	2,757,888
	$29,217,087	$27,212,188

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,458,474	$2,335,633
Accrued and sundry liabilities	2,339,637	2,641,348
Total current liabilities	4,798,111	4,976,981

Deferred income taxes	196,000	196,000
Deferred compensation	622,142	660,618
Total long-term liabilities	818,142	856,618

Total liabilities	5,616,253	5,833,599

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,794,509 (July 2, 2011) and 2,757,464 (Oct. 2, 2010)	1,111,706	870,946
Additional paid-in capital	747,922	696,491
Retained earnings	21,741,206	19,811,152
Total shareholders' equity	23,600,834	21,378,589

	$29,217,087	$27,212,188

Note: The balance sheet at October 2, 2010 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson
President and Chief Executive Officer
864-288-8877, ext. 6912